CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 9, 2012, with respect to the audited consolidated financial statements of Boomerang Systems Inc. and Subsidiaries for the years ended September 30, 2011 and 2010 contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".

Liebman Goldberg & Hymowitz, LLP

Garden City, New York
January 26, 2012